Exhibit (a)(5)

HOMRICH BERG

Proxy Voting Policy

Issue

The Advisers Act requires that if a firm votes proxies on behalf of clients, the firm must have policies and procedures in place to assure that proxies are voted in the best interest of the clients and must provide a copy of those policies and procedures to clients upon request.

Policy (modified 8/08)

Individual and ERISA Clients

As a policy, HB does not vote proxies on behalf of individual clients. HB has advised all individual clients through the Investment Advisory Agreement that it does not vote proxies. Specifically, HB has updated its Investment Advisory Agreement to include language that HB is precluded from, voting proxies and the client retains the right to vote proxies. If HB changes its policy and decides to vote proxies on behalf of individual clients, this policy will be updated.

HB’s clients are ultimately responsible for all proxy voting materials and ensuring that the proxies are voted and submitted in a timely manner. If the client asks for advice then HB may choose to provide guidance but is not obligated to do so. If any form of guidance is provided to the client, HB will document the occurrence and maintain a list either in hard or electronic copy. Any individual that give advice on a proxy vote must send an email to the CCO describing the advice given and rationale behind it, the name of the client, and the name of the issuer/company. The CCO will maintain a record of all such advice given to individual clients.

Any general or specific proxy voting guidelines provided by an advisory client or its designated agent in writing will supersede this policy. Clients may wish to have their proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost.

For sub-advisors HB employs, the same guidelines listed above apply. Any proxy voting will be at the discretion of the sub-advisor or passed along to the client if the proxy is passed along to HB. HB will not participate in any proxy voting for clients.

Private Funds and Registered Funds “(Investment Company”) Clients (Added 2/17)

HB serves as the Adviser to the Private HB Funds and a registered fund, the Peachtree Alternative Strategies Fund (“the PAS”). For these Investment Companies, from time to time, HB may receive requests to vote on a matter or provide consent to an underlying private fund. In such instances HB will vote in the best interest of the Fund’s investors and to the extent the vote poses a material conflict, HB may seek a third party to cast the vote in its place. Any such request for a third party would be approved by HB’s CEO, COO, or CFO.

Conflict of Interest

A conflict of interest will be considered material to the extent that it is determined that such conflict has the potential to influence HB’s decision-making in either voting the proxy; or, responding to an individual clients request for guidance on how to vote a proxy. A conflict of interest will also be deemed material in the event an issuer is the subject of the proxy request and an HB advisory client is a board member or officer of such issuer. All other materiality determinations will be based on an assessment of the particular facts and circumstances. If it is determined that a conflict of interest is not material, the CIO may vote proxy notwithstanding the existence of the conflict. If the CIO determines that a material conflict of interest exists:

In the case of responding to a specific client request for guidance, the Principal in charge of the client relationship shall disclose the conflict to the client prior to providing guidance on the proxy. The Principal will notify the CCO in writing as to the resulting decision as to whether or not to give advice on the proxy and the rationale behind the decision.

In the case of voting a proxy for an Investment Company client, the CIO will disclose the conflict to the HB Investment Committee and engage an independent third party to cast the vote in HB’s place.

If any other unforeseen conflicts of interest arise, HB will handle on a case by case basis and document the outcome.

Recordkeeping

HB will maintain a record of each client who requested a copy of the Proxy Policy. These records will be maintained by the CCO in the Compliance Folder. If HB advises an individual client on how to vote a proxy, a record will be maintained of the client name, security in question, and advice rendered. In the event of voting a proxy for an Investment Company client, the CIO will maintain all required documentation with the books & records of the Investment Company.

The Peachtree Alternative Strategies Fund has annual proxy reporting obligations with a reporting period of July 1st through June 30th of each year. The CIO will deliver all proxy voting information to the fund’s Board by July 15th of each year.